Exhibit 99.1

Press Release

Cash Dividend Announcement

San Luis Obispo, California – November 15, 2006

The Board of Directors of Coast Bancorp, the holding company for Coast National Bank, announced today that they have declared a cash dividend of $0.20 per share on the Bancorp’s outstanding shares of common stock.  Shareholders of record at the close of business on November 27, 2006 will be entitled to receive the cash dividend.  The cash dividend will be payable on December 7, 2006.

This is the sixth consecutive year that Coast Bancorp has paid a cash dividend.

Coast National Bank opened for business on June 16, 1997.  The Bank is an independent community bank with five banking offices and three loan production offices serving California’s Fresno County, San Luis Obispo County, and Santa Barbara County.  The Bank is a wholly-owned subsidiary of Coast Bancorp, a $180 million bank holding company, headquartered in San Luis Obispo, CA.  Coast Bancorp stock trades under the ticker symbol “CTBP.OB.”

For more information contact:	Jack C. Wauchope, President/CEO
Karan Pohl, SVP/CFO

Contact Information:	Telephone: (805) 541-0400
	E-mail:	jwauchope@coastnationalbank.com
kpohl@coastnationalbank.com